Exhibit 3.4

ARTICLES OF AMENDMENT

TO THE

 ARTICLES OF INCORPORATION

OF

VOLU-SOL REAGENTS CORPORATION

(Hereafter ActiveCare, Inc.)

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the “Act”), the undersigned, Volu-Sol Reagents Corporation (the “Corporation”) hereby declares and certifies as follows:

1.	The name of the Corporation is Volu-Sol Reagents Corporation.

2.	The text of the amendment to the Articles of Incorporation of the Corporation adopted by Unanimous Written Consent of the Directors of the Corporation is as follows:

“ARTICLE I
(Name)

The name of the corporation is:  ActiveCare, Inc..”

3.	The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.
The amendment specified above was adopted as of May 19th, 2009 by Unanimous Written Consent of the Board of Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  In addition, as of July 15th, 2009, such amendment specified above was approved by the majority of the shareholders of the Corporation entitled to vote on such matters as follows:

DESIGNATION OF STOCK	NO. OF OUTSTANDING SHARES	NO. OF VOTES CAST	VOTES CAST FOR AMENDMENT	VOTES CAST AGAINST AMENDMENT OR ABSTAINING
Common	10,928,196	7,636,427	7,635,882	545

Such votes cast were sufficient for approval of the Amendment.

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed as of the 15th day of July, 2009.

Volu-Sol Reagents Corporation,
a Utah corporation

By ____________________________
Name:
Title: